Exhibit 1.1

Dated 1st December 2025

SHARE SALE AGREEMENT

relating to the sale and purchase of 50,000 ordinary shares in

Sun Investment Enterprises Limited

(Company No.: 2185174)

- i -

THIS SHARE SALE AGREEMENT (“AGREEMENT”) is made on 1st December 2025.

Between:

(1)	AEI CAPITAL LTD. (Registration No.: 1961369), a company incorporated under the laws of the British Virgin Islands with its registered address at Intershore Chambers, Road Town, Tortola, British Virgin Islands (the “Vendor”); and

(2)	OPGEN, INC., a Delaware corporation with its address at 23219 Stringtown Road, Suite 300, Clarksburg, MD 20871, the United States of America (the “Purchaser”),

(the Vendor and the Purchaser are, collectively, the “Parties” and, individually, a “Party”).

Whereas:

(A)	Sun Investment Enterprises Limited (Company No.: 2185174), is a company incorporated under the laws of the British Virgin Islands with its registered address at Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands the particulars of which (as at the date of this Agreement) are set out in Schedule 1 (“the Company”).

(B)	As of the date of this Agreement, the Company owns 100% of the equity interests in its subsidiary iCapX Sdn. Bhd. (Registration No. 202101022347 (1422647-A), a private company limited by shares incorporated under the laws of Malaysia, which operates a cap table management platform and business.

(C)	The Purchaser is a company currently listed on the OTCID market.

(D)	As at the date of this Agreement, the Vendor is the legal and beneficial owner of 50,000 ordinary shares in the Company, representing the entire issued and paid-up share capital and all of the equity interests of the Company.

(E)	The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the Sale Shares (as defined below) upon the terms and subject to the conditions of this Agreement, upon consummation of which the Company will become a wholly-owned subsidiary of the Purchaser.

(F)	The Parties have agreed to assume the obligations imposed on them under this Agreement.

It is agreed as follows:

1.	Interpretation and Definitions

1.1	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the British Virgin Islands or the United States of America;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 4;

“Completion Date” means the date of this Agreement, or such other date as may be agreed upon between the Parties upon which Completion is to take place;

“Confidential Information” shall have the meaning ascribed to it in Clause 6;

“Completion Obligations” shall have the meaning ascribed to it in Clause 4.2.1;

“Consideration Shares” shall have the meaning ascribed to it in Clause 3.1.2;

“Encumbrances” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under the Law, (b) any voting agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any person and (c) any adverse claims as to title, possession or use;

“Governmental Authority” means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or Tax Authority or anybody entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Law;

“Law” or “Laws” shall mean and include all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, tribunal, board and court of competent jurisdiction;

“Licences” shall have the meaning ascribed to it in Paragraph 3.2.1 of Schedule 3;

“Purchase Consideration” shall have the meaning ascribed to it in Clause 3.1.1;

“Purchaser’s Nominee” means CAPFORCE INTERNATIONAL HOLDINGS LTD. (Registration No. LL20994), a company incorporated under the laws of Labuan, Malaysia with its registered address at Unit Level 11(A), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Federal Territory of Labuan, Malaysia, being the nominee appointed by the Purchaser to receive and hold the Sale Shares;

“Sale Shares” means the 50,000 Shares to be sold by the Vendor and to be purchased by the Purchaser, representing the entire issued and paid-up share capital of the Company on the Completion Date;

“Shares” means ordinary shares in the capital of the Company;

“Tax” or “Taxation” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all fines, penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation;

“United States Dollar” or the sign “USD” means the lawful currency of the United States of America; and

“Warranties” means the representations and warranties on the part of the Vendor as set out in Clause 5 and Schedule 3, and “Warranty” means any of them.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, a reference to:

(i)	a gender shall include the other genders and references to the singular shall include the plural and vice versa;

(ii)	natural persons shall include bodies corporate and vice versa;

(iii)	this Agreement includes any Recitals and Schedules to it and references to Clauses, Recitals, and Schedules are to the clauses and recitals of, and schedules to, this Agreement. References to paragraphs are to paragraphs of the Schedules;

(iv)	a person (which for the purposes of this Agreement means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organisation (whether or not having a separate legal personality)) shall include its successors in title;

(v)	a “day”, “week”, “month” or “year” is a reference to a day, week, month or year respectively in the Gregorian calendar;

(vi)	this Agreement or any other document or any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant Party; and

(vii)	a statute or statutory provision is a reference to it as it is in force from time to time, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.2	“control” means including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”, as used with respect to any person (whether natural or legal), shall mean, with respect to a corporation, the authority, whether exercised or not, to control its business and affairs, which authority shall be presumed to exist upon possession of the right to exercise, directly or indirectly, more than fifty per cent (50%) of the voting rights attributable to the shares of the controlled corporation or to control the composition of the board of directors and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person;

1.2.3	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.4	general words are not given a restrictive meaning:

(i)	if they are introduced by the word “other” by reason of the fact that they are preceded by words indicating a particular class of act, matter or things; or

(ii)	by reason of the fact that they are followed by particular examples intended to be;

1.2.5	the headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement;

1.2.6	no provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision; and

1.2.7	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day, which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

2.	Sale and Purchase of Sale Shares

2.1	Agreement for Sale

The Vendor agrees to sell and the Purchaser agrees to purchase the Sale Shares on the terms and subject to the conditions of this Agreement.

2.2	Basis of Sale

The Sale Shares shall be sold by the Vendor to the Purchaser:

2.2.1	free from all Encumbrances and with full legal and beneficial title; and

2.2.2	with all rights and advantages attaching thereto (including all dividends and distributions (if any) declared, made or paid in respect thereof) with effect from the Completion Date.

2.3	No Rights of Pre-Emption

2.3.1	Without prejudice to Clause 2.2 above, the Vendor represents, confirms and warrants that there are no rights of preemption or any other similar rights over any of the Sale Shares in favour of any third party.

2.3.2	In the event that there are such rights of preemption or other similar rights subsisting in respect of the Sale Shares, the Vendor shall procure that such rights of preemption or other similar rights shall be waived by the relevant party or parties having the benefit of such rights unconditionally prior to the Completion Date.

2.4	Transfer of Sale Shares to Purchaser’s Nominee

Notwithstanding the foregoing provisions, the Purchaser hereby irrevocably directs and authorises the Vendor to transfer the Sale Shares to the Purchaser’s Nominee.

3.	Purchase Consideration of Sale Shares

3.1	Purchase Consideration

3.1.1	The sale and purchase consideration for the Sale Shares is USD 12,278,703.08 only (the “Purchase Consideration”).

3.1.2	The Parties agree that the Purchase Consideration shall be satisfied by way of allotment and issuance to the Vendor of 2,028,867 new shares of common stock of the Company, at a price per share of USD 6.052, the average price per share of the Company’s common stock as reported on the OTCID Market for the five (5) trading days preceding the Agreement (“Consideration Shares”), the total value of which is equivalent to the Purchase Consideration.

3.2	Issuance of Consideration Shares

3.2.1	Subject to fulfilment by the Vendor of all the Completion Obligations, the Consideration Shares shall be issued by the Purchaser to the Vendor on the Completion Date.

3.2.2	The Consideration Shares shall be issued free from all Encumbrances and with full legal and beneficial title, other than restrictions arising under U.S. securities laws.

3.2.3	The Parties agree and acknowledge that issuance of the Consideration Shares by the Purchaser to the Vendor on the Completion Date shall constitute a full and final discharge of the Purchaser’s payment obligation in respect of the Purchase Consideration under this Agreement.

3.2.4	The Vendor agrees that the Consideration Shares issued pursuant to exemptions from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), shall bear legends or restrictions stating that transfer of those shares is restricted, substantially in the form as follows:

(i)	THIS SECURITY IS BEING OFFERED TO THE INVESTOR WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON AVAILABLE EXEMPTIONS THEREFROM. TRANSFER OF THIS SECURITY IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

3.2.5	The Vendor covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including short sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced.

3.3	Application for Consideration Shares

By executing this Agreement, the Vendor confirms to the Purchaser that:

3.3.1	the Vendor hereby applies for the allotment and issue to it of the Consideration Shares, subject to the Purchaser’s articles of association and the terms and conditions of this Agreement; and

3.3.2	the Vendor requests and authorises the Purchaser to procure that the Vendor’s name be entered in the Purchaser’s register of members as the holder of the Consideration Shares.

4.	Completion

4.1	Date and Place

Completion of the sale and purchase of the Sale Shares shall take place on the Completion Date at such time and place as may be mutually agreed between the Vendor and the Purchaser.

4.2	Completion Obligations of the Vendor

On the Completion Date,

4.2.1	the Vendor shall comply with all of its obligations as specified in Schedule 2 (“Completion Obligations”); and

4.2.2	subject to the Vendor’s compliance with the Completion Obligations to the satisfaction of the Purchaser, the Purchaser shall deliver the executed share issuance instruction to its transfer agent for the allotment and issuance of the Consideration Shares to the Vendor within seven (7) Business Days from the Completion Date. The entry of the name of the Vendor in the register of members of the Purchaser as the registered holder of the Consideration Shares shall be deemed sufficient evidence of the allotment and issuance of the Consideration Shares.

4.3	Post-Completion Obligations of the Vendor

Following the Completion Date, the Vendor agrees and undertakes that it shall do or cause to be done all acts and things and execute or cause to be executed all documentation, and obtain or cause to be obtained all approvals and consents required (if any), which are necessary to effect the registration of the transfer of the Sale Shares in the name of the Purchaser’s Nominee.

5.	Warranties

5.1	The Parties’ Warranties

Each Party represents and warrants to and for the benefit of the other Party that the following representations and warranties are true and correct in all respects as at the date of this Agreement and shall be true and correct throughout the subsistence of this Agreement with the same force and effect as if they had been made as at that later date in the circumstances then existing:

5.1.1	it has the full power, authority and capacity to execute, deliver and lawfully perform the terms of this Agreement;

5.1.2	all necessary actions, conditions and things have been or will be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable it to lawfully exercise its rights and perform and comply with its obligations under this Agreement;

5.1.3	this Agreement will when executed constitute legally valid and binding obligations on it, enforceable in accordance with their respective terms;

5.1.4	the execution, delivery and performance of this Agreement will not exceed the power granted to it or violate the provisions of any Law or regulation or any order or decree of any Governmental Authority, agency or court to which it is subject to;

5.1.5	there are no pending or threatened actions or proceedings before any court or administrative tribunal which may materially and adversely affect its ability to discharge its obligations under this Agreement; and

5.1.6	in negotiating and executing this Agreement, it has at all times sought and followed the advice of competent legal counsel and, based on that advice, has entered into this Agreement based on its own free will.

5.2	The Vendor’s Warranties

5.2.1	The Vendor represents and warrants to the Purchaser that the statements set out in Schedule 3 are true and accurate and not misleading as of the date of this Agreement and shall be deemed to be repeated as at the Completion Date only as if they were made and given afresh as of the Completion Date.

5.2.2	The Vendor acknowledges and agrees that the Purchaser is entering into this Agreement in reliance upon each of the Warranties set out in Schedule 3, and therefor, the Parties shall treat the Warranties as conditions of this Agreement. The aforesaid Warranties are not affected or limited in any way by information gathered by the Purchaser, its advisers, consultants, agents and/or representatives.

5.2.3	The Vendor acknowledges that the Purchaser relies on the warranties, representations and undertakings by the Vendor that the sale of the Sale Shares and the Company is free from all Encumbrances, liabilities, claims and liens of whatever nature, which may materially affect the value of the Company and the Sale Shares.

5.2.4	The Warranties and all other provisions in this Clause 5 shall survive the Completion Date and shall remain in full force and effect notwithstanding the Completion Date and shall not be extinguished in any respect upon the Completion Date.

5.2.5	Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other provision or anything in this Agreement.

In the event that any of the Warranties has not been complied with or carried out or is otherwise untrue or misleading in any respect, claims may be made by the Purchaser where the Purchaser knew or ought to be discovered or in fact discovered (whether by any investigation made by or on behalf of the Purchaser or the Purchaser’s Nominee into the affairs of the Company or otherwise) prior to or after signing this Agreement.

6.	Confidentiality

6.1	All communications between the Parties and all information and other materials supplied to or received by a Party from the other Party which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the benefit of this Agreement unless:

6.1.1	the disclosure or use is required by Law or any Governmental Authority;

6.1.2	the disclosure or use is required to vest the full benefit of this Agreement in either Party;

6.1.3	the disclosure or use is required for the purposes of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

6.1.4	the information becomes publicly available (other than by breach of this Agreement);

6.1.5	the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

6.1.6	the information is independently developed by the recipient,

provided that prior to disclosure or use of any information pursuant to Clauses 6.1.1 to 6.1.3, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

6.2	The Parties shall not divulge to any third party (except as required by applicable Laws) any information regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other Party, except as required to be disclosed pursuant to Law, including U.S. securities laws.

6.3	The provisions of this Clause 6 shall continue to apply after the expiration or sooner termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Party so restricted.

7.	Costs and Expenses

7.1	Each Party shall bear its legal costs and other ancillary costs related to the negotiations, preparation, finalisation, execution of this Agreement and any other agreement or document entered into or signed under this Agreement and Completion thereof.

The Vendor shall bear the costs of stamp duty for this Agreement and in relation to the transfer of the Sale Shares from the Vendor to the Purchaser’s Nominee.

8.	Notices

8.1	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and in English and delivered personally or sent by prepaid registered post with recorded delivery, or by courier or email addressed to the intended recipient thereof at its address or at its email address set out hereunder (or to such other address or email address as a Party to this Agreement may from time to time duly notify the other Party). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by email) immediately or (if given or made by registered post or courier) forty-eight (48) hours after posting, and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the email was properly addressed and sent.

8.2	The addresses and email addresses of the Parties for the purposes of Clause 8.1 above are as follows:

8.2.1	in the case of service on the Vendor to:

Address	:	Intershore Chambers, Road Town, Tortola, British Virgin Islands
Email Address	:	johntan@aeicapital.com
Attention	:	Mr. John Tan

8.2.2	in the case of service on the Purchaser to:

Address	:	23219 Stringtown Road, Suite 300, Clarksburg, MD 20871, United States of America
Email Address	:	azham@opgen.com
Attention	:	Mr. Mohd Azham Bin Azudin

8.3	In this Clause 8, if deemed receipt occurs before 9am on a Business Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

9.	Variation, Waiver, etc.

Save as otherwise expressly provided, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties to this Agreement.

10.	Further Assurances

Each Party has entered into this Agreement in good faith and shall give all such assistance and information to the other Party and execute and do and procure all other necessary person or companies, if any, to execute and do all such further acts, deeds, assurance and things as may be reasonably required by the other Party from time to time in order to carry out, evidence and perform their obligations and the intended purpose of this Agreement.

11.	Assignment

Neither Party shall assign or transfer its rights, benefits or obligations hereunder (whether in whole or in part) without the prior written consent of the other Party.

12.	Successors and Assigns

This Agreement shall be binding upon and inure for the benefit of the respective heirs, personal representatives, administrators, executors, permitted assigns and successors-in-title of the Parties.

13.	Invalidity and Severability

13.1	If any provision of this Agreement is or may become invalid or unenforceable under any written Law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:

13.1.1	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

13.1.2	the remaining provisions of this Agreement shall remain in full force and effect; and

13.1.3	the Parties shall use their respective best endeavours to negotiate and agree on a substitute provision which is valid and enforceable and achievable to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

14.	No Partnership or Agency

14.1	The provisions of this Agreement shall not be construed or taken to constitute:

14.1.1	a partnership between the Parties;

14.1.2	any Party to be the agent of the other Party; or

14.1.3	an authority to any Party to represent or bind or pledge the credit of the other Party in any way.

15.	Force Majeure

Notwithstanding anything herein contained, any Party will not be liable to the other Party for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused directly or indirectly by war, civil commotion, hostilities, strikes, lockouts, acts of God, pandemic, epidemic, governmental regulations or directions or the action or omission or purported action or omission of any Governmental Authority, or any other cause or causes beyond that Party’s reasonable control, whether similar to any of the foregoing or not, but if any Party is or is likely to be, affected by any such cause it shall as soon as reasonably practicable notify the other Parties of the occurrence of the relevant event and will use all reasonable endeavours to overcome or mitigate the effects thereof.

16.	Knowledge and Acquiescence

Knowledge or acquiescence by the Parties of any breach of any of the provisions of this Agreement shall not operate as or be deemed as a waiver of such provisions and, notwithstanding such knowledge or acquiescence, the Parties shall remain entitled to exercise their rights and remedies under this Agreement, and at Law, and to require strict performance of all of the provisions of this Agreement.

17.	Specific Performance

Notwithstanding any other provisions of this Agreement, any Party shall at liberty take action in Law as may be necessary to compel the defaulting Party by way of specific performance to complete the transaction contemplated in this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of a Party in the performance of the terms and conditions herein) or to claim damages for the breach of the defaulting Party.

18.	Time of Essence

Time wherever mentioned shall be of the essence of this Agreement, both as regards to dates and periods specifically mentioned and as to any dates and periods which may be agreed in writing between the Parties to be substituted for them.

19.	Whole Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by the Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

20.	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together and when delivered to the Parties to this Agreement shall constitute one and the same instrument. The Parties to this Agreement may enter into this Agreement by executing any such counterpart.

21.	E-Signatures

This Agreement, may be accepted, executed or agreed to, through the use of an electronic signature, whether digital or encrypted, in accordance with the applicable laws. Any document accepted, executed or agreed to in conformity with such Law will be binding on each Party and shall have the same legal effect, validity or enforceability as if it were physically executed.

22.	Governing Law and Jurisdiction

22.1	This Agreement shall be governed by, and construed in accordance with, the Laws of British Virgin Islands.

22.2	The Parties hereto agree that any dispute(s) arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally settled by arbitration conducted at and by Asian International Arbitration Centre (AIAC) located in Kuala Lumpur, Malaysia, in accordance with AIAC Arbitration Rules, shall be conducted in the English language. The proceedings to consist of one (1) arbitrator. The arbitration shall be in-person only, and shall proceed under the latest AIAC Arbitration Rules, save for in-person hearing. The arbitration award shall be final, unappealable, and legally binding on the Parties and shall be enforceable by any court having jurisdiction over the Parties.

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Schedule 1
Particulars of the Company

1.	Name	:	Sun Investment Enterprises Limited
2.	Date and place of incorporation	:	22 August 2025 / British Virgin Islands
3.	Previous name and date of change (if applicable)	:	N/A
4.	Registration number	:	2185174
5.	Registered address	:	Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands.
6.	Issued and paid-up share capital and number of issued and paid-up shares	:	USD 50,000 divided into 50,000 Shares
7.	Directors	:	Low Yu Jie
8.	Company Secretary (if applicable)	:	MMG Trust (BVI) Corp.
9.	Auditor (if applicable)	:	N/A
10.	Financial Year	:	N/A
11.	Nature of Business	:	Holding company for iCapX Sdn. Bhd., a cap table management company

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Schedule 2
Completion Obligations

1.	Vendor’s Obligations

1.1	On Completion, the Vendor shall deliver, procure the delivery of, or make available to the Purchaser’s Nominee, the following documents:

1.1.1	duly executed, registrable, undated and unstamped share transfer forms of all of the Sale Shares in favour of the Purchaser’s Nominee;

1.1.2	if applicable, the relevant original share certificates with respect to the Sale Shares;

1.1.3	a certified true copy or extract of the resolution passed by the board of directors of the Company:

(i)	approving the transfer of the Sale Shares from the Vendor to the Purchaser’s Nominee, subject only to the stamping of the instruments of transfer;

(ii)	approving the entry of the name of the Purchaser’s Nominee into the register of members of the Company as the registered holder of the Sale Shares, subject only to stamp duty on the transfer of the Sale Shares being duly paid, and the making of such other entries into other corporate records of the Company as may be necessary; and

(iii)	if applicable, authorising the issuance of new share certificates in respect of the Sale Shares in favour of the Purchaser’s Nominee and the cancellation of the existing share certificates in respect of the Sale Shares registered under the name of the Vendor;

1.1.4	any waiver, consent or other documents as may be required to give to the Purchaser’s Nominee good title to the Sale Shares and to enable the Purchaser’s Nominee to become the registered holder of the Sale Shares;

1.1.5	(if the Purchaser so requires) the letter of resignation of each of the existing directors of the Company as a director of the Company, resigning from his office as a director of the Company and acknowledging and agreeing that he has no claims whatsoever against the Company (whether for compensation for loss of office or otherwise), with effect from the Completion Date;

1.1.6	(if the Purchaser so requires) the letter of resignation of the company secretary of the Company to take effect on the Completion Date with acknowledgement signed by him in a form satisfactory to the Purchaser’s Nominee to the effect that he has no claims against the Company;

1.1.7	the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of the Company (duly written up-to-date) which are kept at the business/registered office of the Company;

1.1.8	all the financial and accounting books and records of the Company or upon the Company’s confirmation that such records are in its possession, a list setting out the address at which all such records of the Company are kept and the name of the persons in charge of such documents and their contact details, as the Purchaser’s Nominee shall elect;

1.1.9	(if the Purchaser so requires) the duly signed resolution of the board of directors of the Company dated as at the Completion Date resolving:

(i)	to accept the resignations referred to in Paragraphs 1.1.5 and 1.1.6 of this Schedule 2;

(ii)	to accept the appointment of the nominee(s) of the Purchaser as director(s) and secretary of the Company and, if necessary, increasing the maximum number of directors to accommodate the nominee(s) of the Purchaser; and

(iii)	to give authority in favour of such persons as shall be nominated by the Purchaser as the persons authorised to operate, co-sign and/or authorise, as the case may be, the Company’s bank accounts.

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Schedule 3
Warranties Given by the Vendor

1.	Corporate Information

1.1	Incorporation

The Company is a company duly incorporated and validly existing under the Laws of the British Virgin Islands.

1.2	The Sale Shares and the Company

1.2.1	The Vendor is the sole legal and beneficial owner and the sole registered holder of the Sale Shares, free and clear of any Encumbrances whatsoever and the Vendor has the right to exercise all voting rights and other rights over the Sale Shares.

1.2.2	The Sale Shares constitute one hundred percent (100%) of the entire issued and paid-up share capital of the Company as at the Completion Date.

1.2.3	The Vendor is entitled to sell and transfer the full legal and beneficial interest in the Sale Shares to the Purchaser’s Nominee on the terms of this Agreement.

1.2.4	The Sale Shares have been properly and validly issued and allotted and are fully paid and non-assessable or credited as fully paid and were issued in compliance with all applicable Laws.

1.2.5	The Sale Shares have not been and are not listed on any stock exchange or regulated market.

1.2.6	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption). There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of the Company or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares. There are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company or such Subsidiary. None of such outstanding shares was issued in violation of any pre-emptive rights or similar rights to subscribe for or purchase securities.

1.2.7	The particulars contained in Schedule 1 (Particulars of the Company) are true, accurate and not misleading.

1.2.8	The Company has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf.

1.2.9	The Company has not been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, during the last five (5) years and no such restructuring is currently taking place or envisaged.

1.3	Constitutional Documents, Corporate Registers and Minute Books

1.3.1	There are no and have not been any breaches by the Vendor or Company of their constitutional documents. The execution, delivery and performance by the Vendor and Company of this Agreement and the documents hereunder, the transfer of the Sale Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Vendor’s or Company’s constitutional documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other instrument (evidencing a debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Vendor or Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material and adverse effect on the Vendor or Company, as applicable.

1.3.2	The registers, statutory books, books of account and other records of whatsoever kind of the Company which are required to be maintained under applicable Laws:

(i)	are up-to-date;

(ii)	are maintained in accordance with applicable Laws on a proper and consistent basis; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such books and records.

1.3.3	All registers, books and records referred to in Paragraph 1.3.2 of this Schedule 3 and other documents (including copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in the possession (or under the control) of the Company and no notice or allegation that any of such books and records is incorrect or should be rectified has been received.

1.3.4	All fillings, accounts, publications, registrations, documents, returns and other formalities required by applicable Laws to be delivered or made by the Company have been duly delivered or made on a timely basis.

2.	Financial Obligations

2.1	Financial Facilities and Guarantees

2.1.1	Save and except where disclosed by the Vendor to the Purchasers in writing, there are no loans, guarantees, indemnities, suretyships, letters of comfort, Encumbrances or unusual liabilities (whether or not legally binding) given, made or incurred by or on behalf of the Company (and, in particular, no loans have been made by or on behalf of the Company to any directors or shareholders of the Company) and no director or other person has given any guarantee of or security for any financial or other obligation of the Company.

2.1.2	The Company has not borrowed or raised any money or taken any financial facility, or repaid or agreed to repay any loan capital or borrowed moneys in whole or in part or by reason of any default by it in its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys.

2.2	Borrowing Limits

2.2.1	The amounts borrowed by the Company under overdraft facilities do not exceed applicable overdraft limits.

2.2.2	The amounts borrowed by the Company do not exceed any limitation on its borrowings contained in its constitutional documents or in any agreement or instrument binding upon it.

2.3	Off-Balance Sheet Financing

The Company does not have outstanding any loan capital, nor has it factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Company’s accounts.

2.4	Financial Statements; No Undisclosed Liabilities

The financial statements of the Company provided to the Purchaser comply in all material respects with applicable accounting requirements. Such financial statements have been prepared in accordance with IFRS, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company has no liabilities, obligations or contingencies of any kind, whether absolute, contingent, unaccrued, asserted or unasserted, or otherwise.

3.	Legal Matters

3.1	Compliance with Laws

3.1.1	The Company has carried on its business in accordance with all applicable Laws (including those relevant to the relations between it and its employees, personal data protection, anti-corruption and anti-money laundering and counter financing of terrorism) and there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any Governmental Authority outstanding or anticipated against the Company which may have an adverse effect upon its assets or business.

3.1.2	The Company has not received any notice or other communication (official or otherwise) during the past two (2) years from any Governmental Authority with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable Laws, or requiring it to take or omit any action.

3.2	Title

3.2.1	The Company has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Encumbrances.

3.3	Licences and Consents

3.3.1	All licences, consents, Authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities (“Licences”) necessary for the carrying on of the businesses of the Company as now carried on, have been obtained and neither the Company, nor any of its officers or employees has committed any criminal offence or any breach of the requirements or conditions of any Law or other obligation relating to the Company or the carrying on of its business.

3.3.2	There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

3.3.3	None of the Licences has been breached or is likely to be suspended, modified or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

3.4	Litigation

3.4.1	Current Proceedings

The Company is not involved whether as plaintiff or defendant or otherwise engaged in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as plaintiff in the collection of debts arising in the Ordinary Course of Business).

3.4.2	Pending or Threatened Proceedings

There is currently no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration which is pending or threatened by or against the Company.

3.4.3	Circumstances Likely to Lead to Claims

There are no investigations, disciplinary proceedings or other circumstances likely to lead to any claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

3.4.4	No Court Orders etc.

Neither the Vendor nor the Company, nor any of the assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgment or order of any court, arbitrator, governmental agency or regulatory body, nor in default under any order, Licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any court.

3.5	Insolvency etc.

3.5.1	No application or order has been made or petition presented, or resolution passed or meeting convened for the winding up of the Company, nor has any distress, execution or other process been levied against the Company.

3.5.2	The Company is not insolvent and no receiver and/or manager, special administrator, trustee or any other similar officer has been appointed over any asset or undertaking of the Company and no such appointment has been threatened.

3.5.3	The Company is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Company.

3.5.4	There are no facts, matters or circumstances which exist that will give any person the right to apply to liquidate or wind up the Company.

3.5.5	No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

4.	Taxation Matters

4.1	Returns, Information and Clearances

4.1.1	All returns, computations and notices which are or have been required to be made or given by the Company for any Taxation purpose (a) have been made or given within the requisite periods and on a proper basis and are up-to-date and (b) none of them is, or is likely to be, the subject of any dispute with any Tax Authority.

4.1.2	All information required to be provided to the applicable Taxation Authority has been provided within the requisite period and is accurate.

4.1.3	There is no liability (whether accrued, contingent or future) to any Taxation in respect of which a claim could be made in respect of the Company (other than as specifically provided in the Company’s accounts) and there are no circumstances likely to give rise to such a liability and in particular (but without limitation) there exists no grounds for any claim for any Taxation against the Company under the provisions of any Law relating to Taxation or whereby the Company may be held liable for any Taxation chargeable against any other person.

4.2	No Dispute with Tax Authority

The Company is not involved in any dispute with any Tax Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of the Company to any Taxation or other sums imposed, charged, levied or payable under the provisions of any Law relating to Taxation.

4.3	Compliance with Laws in relation to Taxation

The Company has complied with and is in compliance with all applicable Laws in relation to Taxation.

4.4	Penalties and Interest

4.4.1	The Company has paid all Taxation for which it is liable to account to the relevant Tax Authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith.

4.4.2	The Company has not nor had any director or officer of the Company paid, or become liable to pay, any fine, penalty or interest charged by virtue of any statutory provision relating to Taxation of the Company.

4.5	Taxation Claims, Liabilities and Reliefs

4.5.1	The Company has not nor will it become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by it or any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

4.5.2	The Company has not been the subject of an investigation, discovery or access order by or involving any Tax Authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

4.5.3	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Completion.

4.5.4	The Company does not own nor have agreed to acquire, any asset, nor have received or agreed to receive any services or facilities (including the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

4.5.5	The Company has not disposed nor has agreed to dispose of any asset, nor has provided or agreed to provide any services or facilities (including the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm’s length basis.

4.5.6	The Company has not incurred a loss on the disposal or deemed disposal of any asset in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded.

4.5.7	No asset owned by the Company has at any time since its acquisition by the Company been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

4.6	Company Residence

The Company has been resident for tax purposes in the British Virgin Islands and nowhere else at all times since its incorporation and will be so resident at Completion.

4.7	Deductions / Collections from Payments

The Company has complied in all respects with all statutory provisions relating to Taxation and where applicable has required the deduction of Tax from any payment made by it or has collected the required Tax for any payment received by it, and has properly accounted for any such Tax which ought to have been accounted for.

4.8	Anti-Avoidance Provisions

The Company has not since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Taxation.

5.	Securities Matters

5.1	Vendor is acquiring the Consideration Shares in compliance with applicable securities laws, and in the ordinary course of its business. Vendor understands that the Consideration Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law, has no present intention of distributing any of such Consideration Shares in violation of the Securities Act or any applicable state securities law.

5.2	At the time Vendor was offered the Consideration Shares, Vendor was, and as of the date hereof it is, it will be either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. In addition Vendor has purchased the Consideration Shares pursuant to Regulation S, and Vendor represents and warrants that (i) at the time the Vendor was offered the Consideration Shares it was not, as of the date hereof it is not, and throughout the Completion Date it will continue not to be, a “U.S. Person” as that term is defined in Rule 902 of Regulation S, and (ii) it has, and will at all times have, executed all documents (including this Agreement) outside of the United States.

5.3	Vendor is not purchasing the Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Vendor, any other general solicitation or general advertising. In addition, Vendor is not purchasing the Consideration Shares as a result of any “directed selling efforts” (as defined in Rule 902(c) of Regulation S) in the United States.

5.4	Vendor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. Vendor is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment.

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This Agreement has been entered into on the date stated at the beginning.

THE VENDOR

SIGNED by Tan Honjian for and on behalf of AEI CAPITAL LTD (Registration No.: 1961369)
	Name:	Name:
	Designation:	Designation:

THE PURCHASER

SIGNED by Mohd Azham Bin Azudin for and on behalf of OPGEN, INC.
	Name:	Name:
	Designation:	Designation: